Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

August 18, 2009	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. ADDS ROBERT L. METTLER TO BOARD OF DIRECTORS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced the appointment of Robert L. Mettler to the Company’s board of directors. Now retired, Mr. Mettler is the former chairman/chief executive officer of Macy’s West, a division of Macy’s Inc. that he joined as president in 2000. Prior to joining Macy’s West, Mettler spent nearly forty years in progressive retail leadership positions including president of merchandising full line stores for Sears, Roebuck and Co., and president and chief executive officer of Robinson’s Department Stores.

Mr. Mettler’s appointment to the Stein Mart board of directors is effective immediately. Mr. Mettler also serves on the board of directors of Jones Apparel Group as well as the board of directors of National Jewish Health and the board of trustees of the University of Virginia College Foundation.

“We are delighted to welcome Bob to Stein Mart’s board of directors,” said Jay Stein, chairman of the board. “After serving in leadership positions with some of the country’s premier retailers, his guidance will be invaluable.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store original prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women and men, as well as accessories, gifts, linens and shoes. For more information, go to www.steinmart.com.

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